Exhibit 10.10

Description of Named Executive Officer Compensation

Refer to Item 11, “Executive Compensation,” of this annual report relating to the description of named executive officer compensation which is incorporated by reference herein.

Set forth below are the 2007 base salaries for the named executive officers of the Bank as of December 31, 2006.

Named Executive Officer	2007 Base Salary
Jill Spencer	$400,000
W. Wesley McMullan	395,000
Marian M. Lucia	300,000
J. Daniel Counce*	197,900
Annette Hunter*	182,000

*Subsequent to the departure of the Bank’s chief financial officer in 2006, Mr. Counce, the Bank’s first vice president and controller, and Ms. Hunter, the Bank’s first vice president and director of accounting operations, shared responsibility as the Bank’s principal financial officer, and as such, each is a named executive officer for 2006.

Each of the Bank’s employees, including those named above, are “at will” employees. Each is free to resign his or her employment at any time, and the Bank is free to terminate such employee’s employment at any time for any reason or no reason, with or without cause and with or without notice.